Exhibit 99.1

April 9, 2021

Greenwich LifeSciences Reports Robust Immune Response Phase IIb Data Supporting GP2 Clinical Outcome of 0% Metastatic Breast Cancer Recurrences Over 5 Years of Follow-up

●	Abstract published today at the American Association for Cancer Research (AACR) Annual Meeting shows the GP2 final 5 year immune response data from the Phase IIb clinical trial.

●	Poster showing immune response graphs and data over time will be published by AACR on Saturday, April 10th at 8:30 am ET. The Company plans to publish the poster, the abstract, and an audio recording in a press release on April 10th.

●	Immune response data supports the previously reported clinical outcome of 0% metastatic breast cancer recurrences over 5 years of follow-up.

●	Statistically significant peak immunity was reached after 6 months of GP2 treatment.

●	HER2 3+ population immune response was similarly robust to the HER2 1-2+ population immune response, suggesting the potential to apply GP2 immunotherapy to the HER2 1-2+ population with trastuzumab (Herceptin), including triple negative breast cancer. GP2 immunotherapy can also be applied to other HER2 1-3+ expressing cancers.

STAFFORD, Texas—(Business Wire)— Greenwich LifeSciences, Inc. (Nasdaq: GLSI) (the “Company”), a clinical-stage biopharmaceutical company focused on the development of GP2, an immunotherapy to prevent breast cancer recurrences in patients who have previously undergone surgery, today announced the abstract results of the final 5 year immune response data of the Phase IIb clinical trial at the 2021 AACR Annual Meeting. Immune response is the primary mechanism of action and is critical to developing dosing and booster treatment strategies that are designed to achieve and sustain peak immunity and to prevent metastatic breast cancer recurrences.

The AACR published the Phase IIb final 5 year immune response data abstract on April 9th and plans to publish the corresponding poster on April 10th. Both abstract and poster will be published by the Company on Saturday April 10th in a joint press release.

Summary of Additional Upcoming Posters/Press Releases:

Week of April 12th – Press release of the second poster at AACR, co-sponsored by the Company and the Baylor College of Medicine, will provide more details behind the updated design of the planned Phase III clinical trial

Week of June 4th – The Company will present two abstract/poster presentations at the American Society of Clinical Oncology (ASCO) conference. The poster presentations will include the final 5 year safety data of the GP2 Phase IIb clinical trial and an introduction to the planned interim analysis and clinical strategy of the Phase III trial. To date, the Company has administered GP2 immunotherapy to 138 patients in four clinical trials, where no serious adverse events and a well tolerated safety profile were reported.

About Breast Cancer and HER2/neu Positivity

One in eight U.S. women will develop invasive breast cancer over her lifetime, with approximately 266,000 new breast cancer patients and 3.1 million breast cancer survivors in 2018. HER2/neu (human epidermal growth factor receptor 2) protein is a cell surface receptor protein that is expressed in a variety of common cancers, including in 75% of breast cancers at low (1+), intermediate (2+), and high (3+ or over-expressor) levels.

About Greenwich LifeSciences, Inc.

Greenwich LifeSciences is a clinical-stage biopharmaceutical company focused on the development of GP2, an immunotherapy to prevent breast cancer recurrences in patients who have previously undergone surgery. GP2 is a 9 amino acid transmembrane peptide of the HER2/neu protein. In a randomized, single-blinded, placebo-controlled, multi-center (16 sites led by MD Anderson Cancer Center) Phase IIb clinical trial, no recurrences were observed in the HER2/neu 3+ adjuvant setting after median 5 years of follow-up, if the patient received the 6 primary intradermal injections over the first 6 months (p = 0.0338). Of the 138 patients that have been treated with GP2 to date over 4 clinical trials, GP2 treatment was well tolerated and no serious adverse events were observed related to GP2 immunotherapy. Greenwich LifeSciences is planning to commence a Phase III clinical trial using a similar treatment regime as the Phase IIb clinical trial. For more information on Greenwich LifeSciences, please visit the Company’s website at www.greenwichlifesciences.com and follow the Company’s Twitter at https://twitter.com/GreenwichLS.

Forward-Looking Statement Disclaimer

Statements in this press release contain “forward-looking statements” that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” “will,” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on Greenwich LifeSciences Inc.’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict, including statements regarding the intended use of net proceeds from the public offering; consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. These and other risks and uncertainties are described more fully in the section titled “Risk Factors” in the final prospectus related to the public offering filed with the SEC. Forward-looking statements contained in this announcement are made as of this date, and Greenwich LifeSciences, Inc. undertakes no duty to update such information except as required under applicable law.

Company Contact

Snehal Patel

Investor Relations

(832) 819-3232

info@greenwichlifesciences.com

Investor & Public Relations Contact for Greenwich LifeSciences

Dave Gentry

RedChip Companies Inc.

Office: 1-800-RED CHIP (733 2447)

Cell: (407) 491-4498

dave@redchip.com

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